UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

WEST MARINE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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[The following letter was sent to employees of West Marine, Inc. on June 29, 2017]

To all of our vendor partners:

We have some exciting news to share. This morning, our Board of Directors announced an agreement to sell the company to an affiliate of Monomoy Capital Partners in a transaction that will make West Marine a private company. This is an historic moment for our company and positions us to serve our Customers in even bigger and better ways.

This acquisition has been enthusiastically endorsed by our Board and has the full backing of our founder, Randy Repass. The significance of this acquisition for the industry is embodied in the specific and tangible benefits to West Marine and its customers, associates and vendor partners. In addition, the shared values between West Marine and Monomoy, and the continuation of the mission that has led to our success thus far will continue to drive us in the months and years ahead.

This is an exciting announcement for us that we believe will yield important benefits for our vendor partners and customers, while ensuring the continuity of our business and relationships. West Marine will continue to operate as a standalone company in the Monomoy portfolio.

Over the long-term, we believe this transaction will accelerate our ability to seize on industry growth opportunities and deliver continued product innovation and consistent, reliable operational performance. We also believe this will make West Marine even better positioned to navigate an evolving boating industry, ensuring continuity, continued innovation in products and long-term stability for the business.

For now, it continues to be business as usual at West Marine. The transaction is subject to regulatory approval and other customary closing conditions and is expected to close during the third quarter, subject to stockholder approval and satisfaction of other customary closing conditions, including regulatory approvals.

We sincerely thank you for your past and future support and invite you to join us as we embark on this exciting new chapter of our journey.

Continued success and best wishes.

Matt	Paul

Matt Hyde	Paul Rutenis
Chief Executive Officer	EVP Merchandising
West Marine	West Marine

Important Information For Investors and Stockholders

This communication is being made in respect of the proposed merger transaction involving Monomoy and West Marine. This communication does not constitute an offer to sell or the solicitation of an offer to buy our securities or the solicitation of any vote or approval. The proposed merger will be submitted to the stockholders of West Marine for their consideration. In connection therewith, West Marine intends to file relevant materials with the SEC, including a definitive proxy statement. However, such documents are not currently available. The definitive proxy statement will be provided to the stockholders of West Marine. BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about Monomoy and West Marine, once such documents are filed with the SEC, at the SEC’s Internet site at www.sec.gov. Copies of the documents filed with the SEC by West Marine will be available free of charge on West Marine’s website at www.westmarine.com under the heading “Investor Relations.” Stockholders of West Marine may also obtain a free copy of the definitive proxy statement and the filings with the SEC that will be incorporated by reference in the proxy statement by contacting our Secretary at 500 Westridge Drive, Watsonville, California 95076, Phone: 831-728-2700.

West Marine and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies of West Marine’s stockholders in connection with the proposed transaction. Information about the directors and executive officers of West Marine is set forth in West Marine’s annual report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC on February 28, 2017, and its proxy statement for its 2017 annual meeting of stockholders, which was filed with the SEC on April 21, 2017 and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation of the stockholders of West Marine and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the preliminary and definitive proxy statements and other relevant materials to be filed with the SEC when they become available.